Exhibit 99.1
For further information, contact:
Hanover Capital Mortgage Holdings, Inc.
John Burchett, CEO, Irma Tavares, COO, or Harold McElraft, CFO
732-593-1044
HANOVER CAPITAL MORTGAGE HOLDINGS ANNOUNCES
NOTIFICATION BY THE AMERICAN STOCK EXCHANGE OF DE-LISTING
     Edison, New Jersey, July 3, 2008 - Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) (the “Company” or “HCM”) announced today that on July 2, 2008 the Company received notice from the American Stock Exchange (“Amex”) or (“Exchange”) Staff indicating that, after reviewing the Company’s Plan previously submitted to the Exchange on May 8, 2008, the Staff has determined that the Plan does not make a reasonable demonstration of the Company’s ability to comply with the Exchange’s continued listing standards set forth in Sections 1003(a)(i) and (iv) of the Amex Company Guide due to (i) stockholder’s equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years and (ii) the Company had sustained losses which are so substantial in relation to its overall operations or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and /or meet obligations as they mature. The notice from the Exchange further provided that the Exchange intends to strike the common stock of Hanover from the Exchange.
The Company intends to appeal the Exchange’s decision within the time frames specified by Section 12 of the Amex Company Guide, and to request a hearing before a Listing Qualifications Panel of the Exchange. There can be no assurance that the Company’s request for continued listing will be granted.
Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT staffed by seasoned mortgage capital markets professionals. HCM invests in prime mortgage loans and mortgage securities backed by prime mortgage loans. For further information, visit HCM’s Web site at www.hanovercapitalholdings.com.
Certain statements in this press release may constitute “forward-looking” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements, to differ materially from future results, performance or achievements. The forward-looking statements are based on HCM’s current belief, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of HCM’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other securities filings by HCM. HCM’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and HCM undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, subsequent events or circumstances or otherwise, unless otherwise required by law.